January 7, 1998



Board of Directors of
Tera Computer Company

Dear Sirs:

     I am the general counsel of Tera Computer Company, a Washington corporation (the "Company"), and in such capacity I have supervised the corporate proceedings relative to the issuance of 10,000 shares of Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), and 125,000 common stock purchase warrants (the "Warrants"), of the Company, and of the authorization of shares of common stock, $.01 par value (the "Common Stock"), issuable upon conversion of the Series A Preferred Stock and in payment of accrued dividends thereon, and upon exercise of the Warrants.

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, with full corporate power to issue the Series A Preferred Stock and the Warrants and to issue the Common Stock reserved for issuance upon conversion of the Series A Preferred Stock and exercise of the Warrants.

     2. The shares of the Series A Preferred Stock have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon conversion of the Series C Preferred Stock and in payment of accrued dividends thereon, and upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action and, when issued upon such conversion or exercise, will be validly issued, fully paid, and nonassessable.

     This opinion may be used in connection with qualification of such shares of Common Stock under the applicable securities laws of any state.

                                        Very truly yours,

                                        KENNETH W. JOHNSON, ESQ.

                                        Kenneth W. Johnson, Esq.
                                        Vice President - Finance
                                        and General Counsel